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                     CONSENT OF INDEPENDENT ACCOUNTANTS
                     ----------------------------------


We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated September 10, 2001, relating to the financial statements and financial highlights of J.P. Morgan Emerging Markets Debt Fund and the financial statements and supplementary data of The Emerging Markets Debt Portfolio which appear in the July 31, 2001
Annual Reports to Trustees and Shareholders, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights," "Independent Accountants," and "Financial Statements" in such Registration Statements.




/s/PricewaterhouseCoopers LLP

New York, New York
November 28, 2001